Exhibit 99.1

FOR IMMEDIATE RELEASE

HAMPSHIRE GROUP LTD. COMMENCES VOLUNTARY CHAPTER 11 PROCEEDINGS TO FACILITATE ORDERLY WIND‐DOWN OF ITS LICENSED BUSINESS OPERATIONS

New York, NY, November 25, 2016 -- Hampshire Group, Limited (OTC Markets: HAMP) (“Hampshire” or “the Company”), today announced that the Company and two of its U.S. subsidiaries have filed voluntary petitions under Chapter 11 in the U.S. Bankruptcy Court in Wilmington, Delaware in order to facilitate the orderly wind‐down of their business operations.

The Company engaged in a thorough analysis of its businesses and assets.  Ultimately, the Company was unable to attract a financing source to provide adequate liquidity to fund the Company’s ongoing strategic turnaround initiatives.  As a result, the Company’s Board of Directors determined that an orderly liquidation and wind-down of its licensed businesses would be the best way to maximize value for the benefit of the Company’s creditors and stakeholders.  Regrettably, the litigation efforts pursued by one unsecured creditor since July of this year have compelled the Company and certain of its affiliates to seek protection under Chapter 11 in order to continue to pursue, and ultimately complete, the wind-down process without disruption.

This difficult decision follows a comprehensive strategic and financial review of the businesses. The Board of Directors has determined that the actions being undertaken represent the best path forward for the Company and its stakeholders.  While we are disappointed with this outcome, the prospect of the Company being unable to continue to effectuate a controlled wind-down of its licensed businesses out-of-court were severely and negatively jeopardized by the actions taken by a single unsecured creditor.  The Company ultimately determined that this is the best course of action, under the circumstances.

In conjunction with its Chapter 11 filings, the Company has received a commitment from its senior secured creditor, Salus Capital Partners LLC, to allow the Company to utilize cash collateral in accordance with a mutually agreed upon budget that is designed to afford the Company the requisite runway to consummate the wind-down effort that has been diligently pursued over the past several months.  It is the Company's reasonable expectation that the continuation of the liquidation effort in the context of Chapter 11 will maximize recoveries for all creditors in an orderly fashion.

About Hampshire Group

Hampshire Group, Limited (www.hamp.com), along with its wholly-owned subsidiary, Hampshire Brands, Inc. is a provider of fashion apparel across a broad range of product categories, channels of distribution and price points. The Company specializes in designing and marketing men’s sportswear to department stores, chain stores and mass market retailers under licensed brands, our own proprietary brands and the private labels of our customers.

Cautionary Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company's current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other Securities and Exchange Commission filings, which advise interested parties of certain factors that affect the Company's business.

Company Contact: Benjamin C. Yogel Lead Director Hampshire Group byogel@mrccapital.com (561) 409-0890	Investor Contact: Fred Buonocore Senior Vice President The Equity Group Inc. fbuonocore@equityny.com (212) 836-9607